Exhibit 99.2

First Amendment to 2001 Omnibus Stock Incentive Plan

Adopted July 23, 2008

WHEREAS, the Company’s Board of Directors and stockholders have previously approved the Company’s 2001 Omnibus Stock Incentive Plan (the “2001 Plan”);

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to amend Section 12.1 (r) and Section 12.1(cc) of the Plan to clarify the terms “Fair Market Value” and “Pricing Date”, respectively.

NOW, THEREFORE, BE IT RESOLVED THAT, the 2001 Plan is hereby amended in the following respects, and except as so amended, the 2001 Plan remains in full force and effect:

Article XII, Section 12.1(r) is amended to read in its entirety as follows:

For purposes of the Plan, the “Fair Market Value” of a share of Stock shall be equal to the closing price (or closing bid, if no sales were reported) for a share of the Company’s common stock on that day as quoted by the exchange or over-the-counter market on which the common stock is listed (or the exchange or market with the greatest trading volume, if quoted or listed on more than one exchange or market).  If there is no closing sale or closing bid price, the closing sales or bid price will be the price on the last preceding day for which such quotation exists.  If the common stock is not listed or quoted on an exchange or over-the-counter market, the Board or the Committee will determine the fair market value in good faith.

1.               Article XII, Section 12.1(cc) is amended to read in its entirety as follows:

(cc)  Pricing Date.  The term “Pricing Date” means the date on which the Board or the Committee approves the key terms of the Award, including the Grantee, the number of shares subject to the Award, exercise (vesting) schedule, and expiration date.